Exhibit 10.13

BANK OF SOUTHERN CALIFORNIA

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (“Agreement”) is made and entered into this 14th day of July, 2021 (“Effective Date”), by and between Bank of Southern California, N.A., a national bank located in San Diego, California (the “Bank”), and Richard Hernandez (the “Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 67	$75,000.00 per year	Equal annual installments

Payments begin: First day of first month following Separation from Service and on each subsequent anniversary thereafter

Duration of payments: 10 years

Note: Payment subject to delay pursuant to Section 9.14(b)

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Voluntary Separation from Service prior to age 67	An amount equal to the vested Accrued Liability Balance, subject to the following vesting schedule: Executive shall vest in the Accrued Liability Balance at the rate of 10% per Year of Plan Participation, commencing with the Effective Date of this Agreement, until 100% vested at the end of 10 Years of Plan Participation.	Lump sum	Payment begins: on the date that is the first anniversary of Separation from Service Note: payment subject to delay pursuant to Section 9.14(b)
Involuntary Separation from Service without Cause prior to age 67	100% of the Accrued Liability Balance, as of the date of Separation from Service	Lump sum	Payment begins: on the date that is the first anniversary of Separation from Service Note: payment subject to delay pursuant to Section 9.14(b)
Change in Control prior to age 67 followed within 12 months by: (i) Involuntary Separation from Service or (ii) Separation from Service for “Good Reason”	100% of the Accrued Liability Balance, calculated as if Executive had attained age 67 while employed by the Bank, and discounted back to the date of Executive’s Separation from Service at the rate in effect under the Agreement at that time.	Lump sum	Payment begins: First day of the month following Separation from Service Note: Payment subject to delay pursuant to Section 9.14(b)
Disability prior to age 67	100% of the Accrued Liability Balance, calculated as of date of Disability	Select one: ☐ lump sum or ☐Equal annual installments for ______years (not to exceed 10)	Payments begin: First day of the month following Disability If payable in annual installments, each subsequent payment will be made on the anniversary of the first payment

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death (while actively employed) Death during installment payout of benefit under Table A or B	100% of the Accrued Liability Balance at the date of death Accrued Liability Balance, as of date of death	Select one: ☐ lump sum or ☐ Equal annual installments for _____ years (not to exceed 10)	Payment begins (to Beneficiary): 30 days following Executive’s death If payable in annual installments, each subsequent payment will be made on the anniversary of the first payment

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Executive, or the Executive’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1	“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which may be adjusted from time to time.

3.2	“Affiliate” shall mean any partnership, firm, corporation, association, joint-stock company, unincorporated association, or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Bank, including any member of an affiliated group of which the Bank is a common parent corporation as provided in Section 1504 of the Code.

3.3	“Board” shall mean the Board of Directors of the Bank, as constituted from time to time.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Disability” shall mean Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6	“Good Reason” shall mean one or more of the following conditions without the consent of the Executive: (i) a material diminution in the Executive’s authority, duties, or responsibilities; (ii) a material diminution in the Executive’s base compensation (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform services; or (vi) any other action or inaction that constitutes a material breach of the terms of this Agreement or an applicable employment agreement with the Executive. For this purpose, (i) a change in the Executive’s location of employment that is within fifteen (15) miles of Executive’s current location of employment; or (ii) a regulatory order which, by necessity or implication, would require a change in the terms of Executive’s employment Agreement shall not constitute Good Reason. Upon the occurrence of any of the foregoing conditions, the Executive must provide notice of the condition within 90 days following the initial existence of the condition, and the Bank must be provided a period of at least 30 days during which it may remedy the good reason condition. Executive’s resignation from employment with the Bank for Good Reason must occur within thirty (30) days following the expiration of the foregoing cure period.

3.7	“Involuntary Separation from Service” shall mean that the Bank terminates Executive’s employment at any time before Executive’s age 67 and such termination is not considered a Termination for Cause, or Executive’s Separation from Service by reason of his resignation for Good Reason at any time before Executive’s age 67.

3.8	“Separation from Service” shall mean that the Executive has a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

3.9	“Termination for Cause” shall mean:

(a)	The willful, intentional, and material breach of duty by Executive in the course of his/her employment; (b) the habitual and continued neglect by Executive of his/her employment duties and obligations; (c) Executive’s willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies, or resolutions of the Bank, or of the rules or regulations of the OCC or the FDIC, or other regulatory agency or governmental authority having jurisdiction over the Bank; (d) Executive’s refusal to comply in any material respect with the legal directives of any regulatory authority or governmental entity having jurisdiction over the Bank; (e) the determination by a state or federal banking agency or governmental authority having jurisdiction over the Bank that Executive is not suitable to act in the capacity for which he/she is then employed by the Bank; (f) Executive’s conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Executive has entered a plea of nolo contendere to such an act or offense; (g) Executive’s willful misfeasance or gross negligence in the performance of his/her duties; (h) Executive’s conduct that is demonstrably and significantly harmful, or will likely have, or has had a material adverse effect on the Bank or an Affiliate, as reasonably determined by the Bank’s Board of Directors; (i) Executive cannot be covered under a fidelity bond issued by an insurance company reasonably acceptable to the Bank; (j) Executive’s disclosure without authority or unauthorized use of any secret or confidential information concerning the Bank or an Affiliate or their customers; or (k) Executive taking any action which the Bank’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing, and reasonableness, constitutes unfair competition with, or induces any customer to breach any contract with, the Bank or an Affiliate.

3.10	“Voluntary Separation from Service” shall mean the Executive willfully terminates employment with the Bank prior to age 67 for reasons other than Good Reason, death or because of permanent Disability.

3.11	“Year of Plan Participation” shall mean each 12-month period of full-time employment with the Bank. The first Year of Plan Participation shall commence with the Effective Date of this Agreement. The Board shall have discretion to grant a Year of Plan Participation vesting credit for nonconsecutive Years of Plan Participation, in its sole discretion.

Article 4

Beneficiary

4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Trade Secrets.

5.3.1	Executive agrees that, during the Term, Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Bank, which may include information on its operations and business, the identity of its customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business. Executive will not use or disclose any of such trade secrets, proprietary, or confidential information during the Term or for a period of two (2) years thereafter, without the Bank’s prior written consent; provided, however, that non-public information about the customers, whether characterized as consumer information or customer information, as all such terms are defined in the Interagency Guidelines Establishing Information Security Standards implementing Section 501(b) of the Gramm-Leach-Bliley Act and Section 628 of the Fair Credit Reporting Act, as amended, shall be kept confidential for an unlimited period of time. This limitation shall not apply to information, which is or becomes public, or in the public domain, without the fault of Executive.

5.3.2	In accordance with 18 U.S.C. §1833, the Bank hereby notifies Executive that, notwithstanding anything to the contrary herein:

a)	Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b)	If Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.4	Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Bank, are solely the property of the Bank and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

Article 6

Administration of Agreement

6.1	Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

6.2	Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.4	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.5	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.6	Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.7	Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is

(c)	based;

(d)	A statement that the claimant is entitled to receive, upon request and free of charge,

(e)	reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(f)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Provided, however, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. No amendment or termination will reduce or eliminate Executive’s vesting in any benefit as of the time of such amendment or termination. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2	Termination or Modification of Agreement by Reason of Change in the Law, Rules, Regulations, or by a vote of Executive as Board Member. The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules, and regulations will continue in effect in their current form. If any said assumptions should change and the Board of Directors of the Bank determines that said change has a detrimental economic effect on the Executive, then the Bank reserves the right to terminate or modify this Agreement accordingly. No amendment or termination will reduce or eliminate Executive’s vesting in any benefit as of the time of such amendment or termination.

8.3	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(a)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(c)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, other than by will or the laws of descent and distribution.

9.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.11	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.12	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Attn: Corporate Secretary, Bank of Southern California

12265 El Camino Real

Suite 100

San Diego, CA 92130

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.13	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he/she has been afforded the opportunity to consult with independent advisors of his/her choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him/her under the terms of this Agreement and the (a) terms and conditions which may affect the Executive’s right to these benefits, and (b) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.13. The Executive further acknowledges that he/she has read, understands and consents to all of the terms and conditions of this Agreement, and that he/she enters into this Agreement with a full understanding of its terms and conditions.

9.14	Section 409A of the Code.

(a)	This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(b)	Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.15	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

9.16	Rabbi Trust. The Bank and the Executive acknowledge and agree that, in anticipation of a Change in Control, the may Bank establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (The “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

9.17	Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

Bank of Southern California, N.A.

/s/ Richard Hernandez	By:	/s/ Anthony Divita
Richard Hernandez	Title:	Chief Administrative Officer

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